EXHIBIT 99.1
Filed by Embassy Bancorp, Inc.
Commission File No.: 000-1449794
CONTACT:   David M. Lobach
610-882-8801
www.embassybank.com

FOR IMMEDIATE RELEASE

EMBASSY BANCORP, INC. ANNOUNCES TRANSITION FOR TWO OF ITS FOUNDERS

BETHLEHEM, PENNSYLVANIA (June 19, 2009) – Following its annual meeting of shareholders held at the company’s headquarters, Embassy Bancorp, Inc., the holding company of Embassy Bank for the Lehigh Valley, announced the transition of two of its founders to new roles within the organization.

After more than eight years as Chairman of the Board of Embassy Bank, Elmer D. Gates transitioned from his position as Chairman to a new key position as Lead Director; as such, he will remain a member of the Board of Directors of both the bank and the holding company.  Mr. Gates has served as Chairman of Embassy Bank since its inception in 2001, and has served as Chairman of Embassy Bancorp upon the reorganization of the Bank in late 2008.  David M. Lobach, Jr., Vice Chairman, President and Chief Executive Officer of Embassy Bank and its holding company, was unanimously elected by the Board to succeed Mr. Gates as Chairman.

Additionally, in recognition of his eight years of exemplary service to Embassy Bank, the Board of Directors appointed Frederic C. Jacobs to the honorary position of Director Emeritus.  Mr. Jacobs served as a Director of Embassy Bank since its inception in 2001, and declined to stand for re-election at the 2009 annual meeting as a result of his recent relocation to Florida.

Mr. Lobach stated: “We at Embassy Bank are deeply appreciative of the efforts of Elmer and Fred in making this Bank a success.  Each has been an instrumental part of this Bank’s organization, growth and continued commitment to providing the highest quality in customer service, and we are delighted that they will continue their association, helping to guide the Bank for years to come.”

About Embassy Bancorp, Inc.

Headquartered in Bethlehem, Pennsylvania, Embassy Bancorp, Inc. is the holding company of Embassy Bank for the Lehigh Valley.  As a local, independent community bank with over $450 million in assets and four offices, Embassy Bank provides personalized banking services to residents and businesses within the Lehigh Valley area of Pennsylvania.

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